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Translated from Hebrew
                                    Contract

  Drawn up and signed in Tel Aviv on the 18th day in the month of August, 2000

                                     Between
            Koor Underwriters and Issuers Ltd. (hereinafter - "KOOR")
              From 19 Rothschild Blvd., Tel Aviv, on the one hand;
                                   And Between
               Constellation 3D Inc. (hereinafter - the "COMPANY")
                         c/o Mr. Leonardo Barzosky - CFO
                          Mr. Ronen Yaffe - Deputy CFO,
                               On the other hand;

WHEREAS:
1. KOOR engages, among other things, directly and/or through allied companies, in locating investors, administrating and concentrating capital raisings by way of - Private allocation and/or setting up loans and/or credit and/or recruiting partners and/or by any other method (hereinafter - "CAPITAL RAISING");

2. The COMPANY, a start-up company whose shares are traded on the NAADAQ (OTC-BB), desires CAPITAL RAISING against private allocation of the COMPANY's securities, and wishes to be aided by KOOR's services for the purpose of locating investors;

3.       This contract is a revision the contract signed on the 27th of June.

Therefore, it is agreed and stipulated between the parties as follows:

1. The COMPANY hereby rents KOOR's services, and KOOR undertakes to provide services to the COMPANY, on the basis of "Best Efforts", in





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         locating investors for the company as a share capital ("Equities")
         and/or as a bank or other authority loan within 60 days from the day of signing this contract.

2. KOOR's services include locating and integration of investors group and/or banks setting up credit, aid in determining of private allocation term and aid (including by means of any third party on its behalf) in receiving information and preparing juridical and other documentation, as well as all required for allocation and raising of the capital and loan.

3. It is hereby agreed and clarified, that the investors located by KOOR are:
         a. Private and/or institutional bodies, form Israel and Europe, including the bodies connected with KOOR.
         b. Commercial banks in Israel for the purpose of giving loans and/or credit.
         c. Private and/or institutional bodies in the USA that will be located together with the American Investment Bank (on our behalf or on behalf of others).

4. It is agreed and clarified that the COMPANY has the right to decline investor/s, and this only on the condition that the company shall establish that there are reasonable arguments for declining the investors, thus detected.

5. The contract period is for the duration of 60 days. The contract period may be extended with the parties' consent, in writing and in advance.

6. The COMPANY undertakes during the contract period not to contact with any other entity, including private and/or institutional and/or banks, for capital raising during the contract period in Israel, other than those KOOR, and the COMPANY gives the undertaking, that if KOOR succeeds in raising during the contract term the amount of up to 6 million dollars in accordance with the conditions agreed, upon the COMPANY will be obligated to receive the investment subject to the conditions of the par. 4 above.

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7.       If, due to KOOR's efforts a contract is concluded for the purpose of capital raising among the investors or part of them and the COMPANY, during the contract term and/or till the completion of 24 month period from the completion of contract term, KOOR shall have the right to the following consideration:
         a. For equity raised in Israel - 4% of capital raising amount in equity. In addition 1,5 option warrants for each share, whereby the conditions attaching to the option warrants will be identical to investors' conditions.
         b. For obtaining a bank credit line - 1% of the confirmed credit line amount and 100,000 option warrants for each credit line - 1 m. $.
         c. For equity raised in the USA - 2% of capital raising amount in equity and 20,000 option warrants for each one raised - 1m. $. The conditions of option warrants will be identical to investors' conditions.

8. In addition to the payment stated in the above sub-paragraph 7, KOOR has the right (whether the contract will be connected to capital raising or not) to recover the expenses which it will spend directly, including legal expenses and sums paid to third parties concerning capital raising, for the amount in NIS which shall not exceed 25,000 American dollars, as well as recovering special expenses as will be agreed upon between the COMPANY and KOOR, as the matter may be (including expenses on trips to investors' meetings, etc.).

9. The COMPANY, the directors and business and office holders undertake to cooperate with KOOR as part of negotiations and contacts with the investors for entering into the capital raising contract, by introducing the COMPANY to investors, holding meetings with investors, introducing material and documentation concerning the COMPANY and also in any other way to be agreed upon by the COMPANY and KOOR.

10. The COMPANY shall inform and report to KOOR on accurate basis about all its contacts with bodies or people connected with capital raising, which take place during the contract period and within 12 months after


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         the termination of contract period. The COMPANY will naturally also report and inform KOOR about progress of negotiations with the bodies indicated in par. 7.

11. The COMPANY agrees, that KOOR will advertise a "Tombstone" announcement if capital raising is successful.

12. KOOR will have the right to offer to invest in the company as part of capital raising or location of business partner. The sums KOOR will invest will be taken into account for the purpose of calculating consideration it is entitled to.

13.      To avoid any doubt it is clarified that:
         13.1 KOOR's obligation is to provide services on a "best efforts" basis, and the COMPANY has not and will not present any claim against KOOR in the case the capital raising has not been completed, during the contract period or in general.
         13.2 The COMPANY will compensate KOOR for each judgement that will be entered against it and whose cause is representations, made to investors in relation with the COMPANY, by KOOR, and which were made available to KOOR by the COMPANY, provided that if KOOR informed the COMPANY on each claim and/or demand against it as stated, immediately after it came to its notice, and made it possible for the COMPANY to appoint an advocate on its behalf and to conduct the defense in the said action.
         13.3 COMPANY's is obliged to pay the consideration to KOOR, as detailed in par. 7 above, in case a capital raising contract is concluded between the COMPANY and investors introduced to the COMPANY by KOOR, and all this within the period specified in par. 7 above.

         In witness whereof the parts have hereunto set their hands:

                                                   /s/ Leonardo Berezowsky
/s/ Kobi Zecharia                                  /s/ Ronen Yaffe
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  Koor Underwriters and Issues Ltd.                    Constellation 3D Inc.


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